Exhibit 99.5

20 April 2026

SunScout Holding Limited

4th Floor, Harbour Place

103 South Church Street

Grand Cayman KY1-1002

Cayman Islands

To Whom It May Concern,

Re: Consent to use and reference the Keystone™ Business Valuation Report, dated 30 October 2025

EverEdge Pte Ltd (“EverEdge”) has carried out a valuation of SunScout Holding Limited and its Intangible Assets and has issued the following report:

Keystone™ Business Valuation Report, dated 30 October 2025 — prepared for SunScout Group, with a valuation date of 31 August 2025.

We hereby provide our consent to SunScout Holding Limited for the use and sharing of the data, information, and statements from the above research report in documents, presentations, and statutory reports related to its Initial Public Offering.

In granting such consent, we represent that, to our knowledge, the statements made in the report are accurate and fairly present the matters referred to therein.

We have no objection to SunScout Holding Limited using information from our report and providing citation to our research work, on the condition that wherever such information is used, EverEdge is cited as the source.

Further, we disclaim any liability arising from such use.

Sincerely,

/s/ Max Goh
Max Goh
Director
EverEdge Pte Ltd

EverEdge Pte Ltd | 391B Orchard Road, Ngee Ann City Tower B, Singapore 238874	www.everedgeglobal.com
The Intangible Asset Specialists